As filed with the Securities and Exchange Commission on March 25, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOVEST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1412084
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

324 South Hyde Park Avenue, Suite 350
Tampa, Florida	33606
(Address of principal executive offices)	(Zip Code)

Cellex Biosciences, Inc. 2000 Stock Option Plan

Amended and Restated Biovest International, Inc. 2006 Equity Incentive Plan

Biovest International, Inc. 2010 Equity Incentive Plan

(Full title of the plan)

Samuel S. Duffey, Esq.

President and General Counsel

Biovest International, Inc.

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

Phone: (813) 864-2554

(Name, address and telephone number (including area code) of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value, issuable pursuant to the Cellex Biosciences, Inc. 2000 Stock Option Plan	4,455,863 shares	(2)	$3,616,934.10(2)	$419.93(2)
Common Stock, $0.01 par value, issuable pursuant to the Amended and Restated Biovest International, Inc. 2006 Equity Incentive Plan	22,106,623 shares	(3)	$11,258,347.56(3)	$1,307.09(3)
Common Stock, $0.01 par value, issuable pursuant to the Biovest International, Inc. 2010 Equity Incentive Plan	10,000,000 shares	(4)	$6,291,500.00(4)	$730.44(4)
TOTAL	36,562,486 shares	(2) (3) (4)	$21,166,781.66(2) (3) (4)	$2,457.46(2) (3) (4)

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Cellex Biosciences, Inc. 2000 Stock Option Plan (the “2000 Plan”), the Amended and Restated Biovest International, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), and the Biovest International, Inc. 2010 Equity Incentive Plan (the “2010 Plan”).
(2)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amounts shown are based on: 790,600 shares subject to outstanding options having an exercise price of $1.25 per share; 10,000 shares subject to outstanding options having an exercise price of $3.00 per share; 62,500 shares subject to outstanding options having an exercise price of $1.50 per share; 1,587,000 shares subject to outstanding options having an exercise price of $0.50 per share; 1,180,000 shares subject to outstanding options having an exercise price of $0.72 per share; 165,763 shares subject to outstanding options having an exercise price of $0.70 per share; and 660,000 shares subject to outstanding options having an exercise price of $1.13 per share.
(3)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amounts shown are based on: 237,740 shares subject to outstanding options having an exercise price of $0.56 per share; 24,853 shares subject to outstanding options having an exercise price of $0.62 per share; 20,000 shares subject to outstanding options having an exercise price of $0.50 per share; 1,243,425 shares subject to outstanding options having an exercise price of $0.60 per share; 440,605 shares subject to outstanding options having an exercise price of $0.66 per share; 5,775,000 shares subject to outstanding options having an exercise price of $0.06 per share; 470,000 shares subject to outstanding options having an exercise price of $0.07 per share; 50,000 shares subject to outstanding options having an exercise price of $0.23 per share; 100,000 shares subject to outstanding options having an exercise price of $0.42 per share; 13,545,000 shares subject to outstanding options having an exercise price of $0.69 per share; and 200,000 shares subject to outstanding options having an exercise price of $1.42 per share.
(4)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the amounts shown are based on: 1,150,000 shares subject to outstanding options having an exercise price of $0.92 per share; 100,000 shares subject to outstanding options having an exercise price of $0.71 per share; and 8,750,000 shares reserved for future grants under the 2010 Plan, the registration fee for which has been calculated on the basis of the average of the high and low prices of the registrant’s common stock on March 22, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The documents constituting Part I of this Registration Statement will be sent or given to participants in the 2000 Plan, the 2006 Plan, or the 2010 Plan, as applicable, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Biovest International, Inc. (the “Company”) with the SEC are hereby incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended September 30, 2010;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010; and

(c)	The Company’s Current Reports on Form 8-K filed on October 25, 2010, November 2, 2010, November 23, 2010, December 8, 2010, January 6, 2011, January 21, 2011, and March 15, 2011.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all shares of common stock being offered hereby have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Description of Capital Stock

The Company’s authorized capital stock consists of 350,000,000 shares of capital stock, of which 300,000,000 shares are common stock, $0.01 par value per share, and 50,000,000 shares are preferred stock, $0.01 par value per share.

The following is a summary description of the Company’s capital stock and is qualified in its entirety by the provisions of the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws, as currently in effect.

Holders of shares of the Company’s common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. The Company has not provided for cumulative voting for the election of directors in its amended and restated certificate of incorporation. Subject to the preferences of any shares of preferred stock outstanding at the time, holders of shares of the Company’s common stock are entitled to receive dividends when, as, and if declared by the Company’s board of directors, out of funds legally available to the Company. Upon the Company’s liquidation, dissolution or winding up, the holders of shares of the Company’s common stock are entitled to share equally and ratably in all the Company’s assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock, if any.

The holders of shares of the Company’s common stock have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock.

The Company’s amended and restated articles of incorporation empower its board of directors to issue up to 50,000,000 shares of preferred stock from time to time in one or more series. The Company’s board also may fix the rights, preferences, privileges, and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences, and the number of shares constituting any series and the designation of the series. Notwithstanding the foregoing, the Company is prohibited from issuing any non-voting equity securities to the extent, and only to the extent, required by Section 1123(a)(6) of Title 11 of the United States Code.

Any preferred stock terms selected by the Company’s board of directors could decrease the amount of earnings and assets available for distribution to holders of the Company’s common stock or adversely affect the rights and powers, including voting rights, of the holders of the Company’s common stock without any further vote or action by the stockholders. The rights of holders of the Company’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by the Company in the future. The issuance of preferred stock could also have the effect of delaying or preventing a change in control of the Company or make removal of management more difficult.

Notwithstanding the foregoing, upon the occurrence of an event of default (the “Triggering Event”) under Section 20(a) (after giving effect to any applicable grace period provided therein) of the Term Loan and Security Agreement, dated November 17, 2010, by and among LV Administrative Services, Inc., as Administrative and Collateral Agent (the “Agent”), the Lenders from time to time party thereto, and the Company (as such may be amended, modified, substituted or replaced from time to time, the “Loan Agreement”), and upon delivery of written notice from the Agent to the Secretary, any Assistant Secretary or other officer of the Company (a “Designated Director Notice”), the Agent will be entitled to appoint one-third (1/3) of the number of directors of the Company (the “Designated Directors”). The Agent will have the sole right to appoint and to remove any person appointed as a Designated Director and to appoint another person to fill any vacancy should a Designated Director resign. Such right to appoint Designated Directors will continue until such time as all principal and interest due and payable under the BVTI Term Notes (as defined in the Loan Agreement) have been indefeasibly paid in full (a “Full Payment”). Following a Triggering Event, the Company’s board of directors may not take any action until the Agent has appointed the Designated Directors, except that the Company’s board of directors must, as promptly as practicable, take action to permit compliance with the provisions of Article VIII of the Company’s amended and restated certificate of incorporation, including, without limitation, increasing the size of the Company’s board of directors to permit the Agent to appoint the Designated Directors and/or removal of existing directors. Prior to a Full Payment, the provisions of Article VIII of the Company’s amended and restated certificate of incorporation (or any other provision of the amended and restated certificate of incorporation which may affect the interpretation of Article VIII) may not be amended or modified without the prior written approval of the Agent. Each Designated Director will serve until the next annual meeting of the Company or until his or her successor shall be elected, subject to removal by the Agent. Subject to Article VIII of the Company’s amended and restated certificate of incorporation, the holders of the Company’s common stock and any other class of stock of the Company, to the extent they have the right to vote, will retain the right to elect and remove all members of the Company’s board of directors, other than the Designated Directors, in accordance with and subject to the conditions set forth in the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws. The Agent is not entitled to any other voting rights as a stockholder with respect to the Company by virtue of Article VIII of the Company’s amended and restated certificate of incorporation, except as expressly provided therein.

Anti-Takeover Effect of Governing Documents and Delaware Law

There are provisions of the Delaware General Corporation Law (the “DGCL”), the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws that could have the effect of delaying, deferring or preventing an acquisition of the Company, including transactions in which the Company’s stockholders might otherwise receive a premium for their shares. These provisions could also limit the ability of the Company’s stockholders to remove current management or approve transactions that the Company’s stockholders may deem to be in their best interests.

Delaware Law. The Company is subject to Section 203 of the DGCL, which restricts the Company’s ability to enter into a business combination with an interested stockholder for a period of three years. Generally, a business combination means a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a stockholder who owns 15% or more of the Company’s outstanding voting stock. These restrictions do not apply if:

•

before the date a stockholder becomes an interested stockholder, the Company’s board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•

upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, subject to exceptions; or

•

on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by the Company’s board of directors and authorized at an annual or special meeting of the Company’s stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Amended and Restated Certificate of Incorporation and Bylaws. Some provisions of the Company’s amended and restated certificate of incorporation and bylaws could also have anti-takeover effects. These provisions authorize the Company’s board of directors to issue preferred stock from time to time, in one or more series, without stockholder approval. In addition, neither the Company’s amended and restated certificate of incorporation nor the Company’s amended and restated bylaws include a provision for cumulative voting for directors (under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors).

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Amended and Restated Certificate of Incorporation

In accordance with Section 102(b)(7) of the DGCL, the Company’s amended and restated certificate of incorporation eliminates the personal liability of directors to the Company and to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation further provides that, if the DGCL is amended after the effective date of the Company’s amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company’s amended and restated certificate of incorporation also provides that the Company shall indemnify, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), any and all persons whom it has power to indemnify under the DGCL.

The indemnification provided for in the Company’s amended and restated certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any bylaw, agreement, vote of stockholders or disinterested directors of the Company, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as a director, officer, employee, or agent of the Company, shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Company, and shall inure to the benefit of the heirs, executors and administrators of such person.

Amended and Restated Bylaws

The Company’s amended and restated bylaws provide that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any director, officer, employee or agent of the Company or any person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Company’s amended and restated bylaws also provide for the advancement of expenses (including attorneys’ fees) incurred by any person in his capacity as a director or an officer of the Company in defending a civil, criminal, administrative or investigative action, suit or proceeding of the type contemplated by Section 145 of the DGCL prior to the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company.

Pursuant to the Company’s amended and restated bylaws, the Company may, upon resolution passed by its board of directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company’s certificate of incorporation.

The indemnification provided for in the Company’s amended and restated bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors of the Company or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Company, and shall inure to the benefit of the heirs, executors and administrators of such person.

Liability Insurance

The Company also maintains a policy of directors’ and officers’ liability insurance to indemnify its directors and officers with respect to actions taken by them on the Company’s behalf.

Delaware Law

Section 145 of the DGCL, which was adopted by the Company as described above, provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation, such as the Company, may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit Description

4.1	Cellex Biosciences, Inc. 2000 Stock Option Plan (incorporated herein by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed on May 21, 2001)

4.2	Amended and Restated Biovest International, Inc. 2006 Equity Incentive Plan

4.3	Biovest International, Inc. 2010 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.187 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, filed on December 14, 2010)

4.4	Amended and Restated Articles of Incorporation of Biovest International, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 23, 2010)

4.5	Amended and Restated Bylaws of Biovest International, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 23, 2010)

5.1	Opinion of Foley & Lardner LLP

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained in signature page hereto)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 25th day of March, 2011.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Francis E. O’Donnell, Jr.
Francis E. O’Donnell, Jr., M.D.
Chairman and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 25, 2011 in the capacities indicated. Each person whose signature appears below constitutes and appoints Francis E. O’Donnell, Jr. and Brian D. Bottjer, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Francis E. O’Donnell, Jr.	Chief Executive Officer, Chairman of the Board, and Director
Francis E. O’Donnell, Jr., M.D.	(Principal Executive Officer)

/s/ Brian D. Bottjer	Acting Chief Financial Officer and Controller
Brian D. Bottjer, CPA	(Principal Accounting Officer and Principal Financial Officer)

/s/ Ronald E. Osman	Director
Ronald E. Osman, Esq.

/s/ Edmund C. King	Director
Edmund C. King

/s/ Peter J. Pappas, Sr.	Director
Peter J. Pappas, Sr.

Signature	Title

/s/ Jeffery A. Scott	Director
Jeffery A. Scott, M.D.

/s/ John Sitilides	Director
John Sitilides

/s/ Christopher C. Chapman	Director
Christopher C. Chapman, M.D.

/s/ Raphael J. Mannino	Director
Raphael J. Mannino, Ph.D.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Cellex Biosciences, Inc. 2000 Stock Option Plan (incorporated herein by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed on May 21, 2001)

4.2	Amended and Restated Biovest International, Inc. 2006 Equity Incentive Plan

4.3	Biovest International, Inc. 2010 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.187 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, filed on December 14, 2010)

4.4	Amended and Restated Articles of Incorporation of Biovest International, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 23, 2010)

4.5	Amended and Restated Bylaws of Biovest International, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 23, 2010)

5.1	Opinion of Foley & Lardner LLP

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained in signature page hereto)